Exhibit 23(b)

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-62676) pertaining to the Westcorp Employee Stock Ownership and Salary Savings Plan of our report dated June 16, 2005, with respect to the statement of net assets available for benefits of the Westcorp Employee Stock Ownership and Salary Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2005.

/s/ ERNST & YOUNG LLP

Los Angeles, California

June 29, 2006